Exhibit 10(h)(i) First Amendment to the McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan

The McDonald’s Corporation Amended and Restated 2001 Omnibus Stock Ownership Plan (the “Plan”), is amended, effective as of February 14, 2006, as set forth below.

Section 2(l) of the Plan is amended to read as follows:

(l) “Disability” as it regards employees, shall mean (a) a mental or physical condition for which the employee is receiving or is eligible to receive benefits under the McDonald’s Corporation Long-Term Disability Plan or other long-term disability plan maintained by the employee’s employer or (b) a mental or physical condition which, with or without reasonable accommodations, renders an employee permanently unable or incompetent to carry out the job responsibilities he held or tasks to which he was assigned at the time the condition was incurred, with such determination to be made by the Committee on the basis of such medical and other competent evidence as the Committee in its sole discretion shall deem relevant.

“Disability” as it regards non-employee directors and senior directors means a physical or mental condition that prevents the director from performing his or her duties as a member of the Board or a senior director, as applicable, and that is expected to be permanent or for an indefinite duration exceeding one year.

Except as amended above, the Plan shall remain in full force and effect.

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